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                           DEFERRED COMPENSATION AGREEMENT


    This Agreement entered into this 15TH day of August 1994, between GCI Communication Corp. ("GCI") and DANA L. TINDALL ("Employee").

    1. In consideration of the performance of the Employee for GC1, GCI hereby agrees to pay Employee up to $50,000 as compensation in addition to the current salary and benefits now paid contingent upon the Employee exercising options as provided in the Stock Option Agreement dated June 2, 1993, between General Communication, Inc. and Employee ("Stock Option Agreement").

    2. GCI shall pay Employee One Dollar ($1.00) in compensation under this Agreement for each share purchased by Employee pursuant to the Stock Option Agreement payable at the time of Issuance of the Shares. All compensation shall be subject to withholding and deductions as required by law or as established by GCI.

    3. The obligation to pay compensation hereunder or any portion thereof shall terminate on the date the Stock Option Agreement terminates. In the event of employee's death, the legal or personal representative of Employee's status shall have the right to payment of the compensation hereunder on the same terms and conditions as provided in Section 2(b) of the Stock Option Agreement.


                                       GCI COMMUNICATION CORP.



                                       By:________________________________
                                             John M. Lowber
                                             Senior Vice President


                                       EMPLOYEE:



                                       By:________________________________
                                             Dana L. Tindall